Exhibit 10.1
MUTUAL RELEASE FROM LEASE AGREEMENT

MUTUAL RELEASE AGREEMENT, dated this 2nd day of November 2006 (this “Agreement”), by and between Kreido Biofuels, Inc. (formerly known as Gemwood Productions, Inc.), a Nevada corporation (“Lessee”), and Hortenzia Magallenas (“Lessor”).

R E C I T A L S

WHEREAS, Lessor and Lessee are parties to that certain Lease Agreement, dated October 19, 2005 and commencing April 1, 2006, by Lessor to Lessee and contemplating the month-to-month rental of a commercial retail property located at Calle Vista #13 Rosarito Beach, Baja California, Mexico 22710 (the “Lease”); and

WHEREAS, the Lessor and the Lessee wish to terminate the Lease and release each other party thereto from certain duties, obligations and liabilities thereunder or arising therefrom;

NOW, THEREFORE, in consideration of the premises and the mutual undertakings and covenants herein set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending legally to be bound hereby, as follows:

Release by Lessor. Lessor hereby releases Lessee and its officers, directors, partners, employees and shareholders from any and all claims, demands, causes of action, contract obligations, damages, attorneys' fees or costs whatsoever, at law or in equity or otherwise, whether direct or indirect, known or unknown, which the releasing party now owns or holds, or has at any time heretofore owned or held, or may in the future own or hold, against the persons and entities they are releasing, or any of them, in any capacity, which are or may be based upon any facts, acts, omissions, representations, contracts, agreements, events, or matters of any kind occurring or existing at any time on or before the date of this Agreement.

Release by Lessee. Lessee hereby releases Lessor, and its partners, and employees from any and all claims, demands, causes of action, contract obligations, damages, attorneys' fees or costs whatsoever, at law or in equity or otherwise, whether direct or indirect, known or unknown, which the releasing party now owns or holds, or has at any time heretofore owned or held, or may in the future own or hold, against the persons and entities they are releasing, or any of them, in any capacity, which are or may be based upon any facts, acts, omissions, representations, contracts, agreements, events, or matters of any kind occurring or existing at any time on or before the date of this Agreement.

Termination of the Lease.  The parties hereby agree to terminate the Lease, effective the date first above written. Lessor hereby waives the requirement of 30 days prior notice to terminate the Lease set forth in the second paragraph of the Lease.

Cancellation of all amounts owed. The Lessor hereby forgives and cancels any and all amounts owed by Lessee to Lessor under the Lease.

Unknown Claims; Equal Participation in Drafting. The parties agree that each has had the time to consult with their attorneys concerning this Agreement and that each has had the opportunity to consider whether there may be future damages, claims, liabilities or obligations that presently are unknown, unforeseen, inchoate or not yet in existence, and hereby consciously and knowingly accepts the risk that future damages, claims, liabilities or obligations that presently are unknown, unforeseen, inchoate or not yet in existence may occur, and consciously and knowingly intends to release the other party from same. Lessor and Lessee have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by Lessor and Lessee and no presumption or burden of proof shall arise favoring or disfavoring either party virtue of the authorship of any provision or provisions of this Agreement.

The Agreement is a Bar to Any Future Action Against Any Party. The parties agree that they have not commenced or prosecuted and will not commence or prosecute any action or proceeding for recovery of damages or for any form of equitable relief, declaratory relief or any other form of action or proceeding or arbitration against the other parties or any of them arising out of any event or transaction that occurred prior to the date hereof. This Agreement shall constitute a judicial bar to the institution of any such action or proceeding or any assignment thereof.

Attorneys’ Fees and Costs.  The parties hereto each agree to pay their own costs and attorneys’ fees incurred with regard to any matters between the parties related to or arising from this Agreement.

Entire Agreement. This Agreement constitutes the entire agreement of the parties. This Agreement may not be modified, interpreted, amended, waived or revoked orally, but only by a writing signed by all parties. No party is entering into this Agreement in reliance upon any oral or written promises, inducements, representations, understandings, interpretations or agreements other than those contained in this Agreement.

Counterparts. This Agreement may be executed in several counterparts, each of which when executed shall be deemed an original and all of which, taken together, shall constitute one and the same instrument.

Governing Law. This Agreement and the legal relations between the Parties shall be governed by and construed in accordance with the substantive laws of the State of Nevada without giving effect to the conflicts of laws principles thereof.

[Signatures on following page]

IN WITNESS WHEREOF, the Lessor and the Lessee have hereunto set their hands as of the day and year first above written.

LESSOR

HORTENZIA MAGALLENAS

/s/ Hortenzia Magallenas
Hortenzia Magallenas

LESSEE

KREIDO BIOFUELS, INC
(F/K/A GEMWOOD PRODUCTIONS, INC.)

By:	/s/ Stephen B. Jackson
Stephen B. Jackson
President